Exhibit 99.2
Big Lots
Fourth Quarter 2021 Edited Earnings Call Transcript
March 3, 2021

Presenters
Jonathan Ramsden - EVP, CFO, Chief Administrative Officer
Jack Pestello - EVP, Chief Merchandising Officer

Q&A Participants
Spencer Hanus – Wolfe Research
Joe Feldman – Telsey Advisory Group
Andrew Efimoff– KeyBanc
Zeyn Burak – Barclay’s
Jason Haas – Bank of America

Operator
Ladies and gentlemen, good morning and welcome to Big Lots’ Fourth Quarter Conference Call. Currently, all lines are in listen-only mode. A question and answer session will follow the prepared remarks. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call today are Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer, and Jack Pestello, Executive Vice President and Chief Merchandising Officer.

Before we start today's call, the company would like to remind you that any forward-looking statements made on the call involve risks and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. The company would like to also point out that, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today's press release.

The company's fourth quarter earnings release and related financial information are available at Biglots.com/corporate/investors. Also available on the website is the previously released January investor presentation highlighting key themes from this call.

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I will now turn the call over to Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer of Big Lots. Mr. Ramsden, please go ahead.

Jonathan Ramsden
Thank you and good morning everyone. Unfortunately, Bruce Thorn is not able join the call this morning due to an urgent medical situation involving one of his parents. Our thoughts are with Bruce and his family.

I am going to read Bruce’s prepared remarks this morning and then continue with my own commentary on our financial performance. After the prepared remarks, Jack Pestello, our Chief Merchandising Officer, will join me for the Question & Answer session.

The following are Bruce’s prepared comments:

I am glad you are joining us for this morning’s call as we have a lot of exciting ground to cover. Today, I want to focus on updating you on the forward looking opportunities that we more fulsomely introduced last quarter, and discuss the excellent progress that we are making. As you know, we are fully committed to delivering tremendous shareholder value through Operation North Star. Our confidence continues to strengthen in our strategy, our long runway for profitable growth, and our ability to generate consistent strong cash flow and shareholder returns. All of this leverages our clear positioning as a home discount retailer, our unique assortment, rapidly developing omnichannel capabilities, and growing base of loyal customers. Perhaps most importantly, we know that value never goes out of style.

The path to grow the topline of our business by several billion dollars over the coming years is clear and is driven by three key pillars – merchandising productivity, real estate growth, and ecommerce – each of which strengthen and accelerate our positioning as a value-obsessed home discount retailer – the home of the hunt for a broad and diversified assortment, not easily replicated on a national scale.

These drivers were evident in 2021, which ended as our second best year ever in terms of sales and adjusted earnings per share, despite unprecedented dislocation in the global supply chain. For a second year in a row, we delivered sales above $6 billion, far above where we hovered for a decade leading up to 2020. And we delivered phenomenal customer experiences in 2021, as our Net Promotor Score averaged over 80, in the top quartile for retailers – and our recent trends are at or even better than last year’s levels!

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Our team of over 36,000 associates delivered this excellent 2021 while navigating many uncertainties throughout the year, from early Q1 stimulus through a frenetic January with weather, omicron and supply chain volatility. The team provided countless excellent experiences in store and online so that our customers could continue – despite what was going on in the macro environment – to Live Big and Save Lots. Thank you, Team!

2021 was a win, but for more than just our financial results. During 2021’s journey, our team took away many important lessons from the year through the constant need to be agile and nimble, through our test and learn culture, from our investments in supply chain, from our accelerated real estate program, and through our strengthening vendor relationships. All of these lessons are being woven into and are enhancing our Operation North Star strategies, and I have never been more excited. I encourage you to reference our January Investor Presentation where we provide more color on our strategies and financial goals.

Our long runway for growth begins with our assortment, and I would like to update you on the progress we are making to strategically increase our productivity and improve our assortment through new in-store programs, new tools, and by leveraging our rapidly growing owned brands.

In 2022, we are accelerating our next generation furniture sales strategy. As we have discussed during prior calls, this initiative is delivering a strong, positive sales and margin impact, driving close to a 15% lift to the Furniture business in stores where it has rolled out. This initiative increases Furniture productivity, lifts the entire box, is accretive to our Rewards program by adding members, our BIGionaires, and greatly improves the home furnishing buying experience. The program is currently in over 120 stores and will initially scale to around 650 stores by Q3 of 2022, which we believe will drive close to two points of annualized comp for the entire company.

A key aspect of optimizing our merchandise assortment is curating across each key product category the correct penetration of BARGAINS, TREASURE HUNT ITEMS, and reliable CONVENIENCE ESSENTIALS. It is important to dive into this a bit further. Historically, we talked about closeouts vs. other product. As we have worked through Operation North Star, it has become clear that we have to have standout bargains whether driven by Big Buys or closeouts, we have to have unique treasures, representing seasonal or trendy items, and we need to have never-out-of-stock convenience items. Having bargains, treasure hunt items and convenience essentials in balance creates outstanding value for our customer, a great customer experience, and repeat trips. The penetration of how much bargain hunt product will differ by category and

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will continue to evolve, as we see opportunities to better serve customers, grow market share and further strengthen our differentiation from competitors. It is part of the active category management that our Merchant team is now employing.

Turning to Seasonal, one of our highest margin categories, you will see that we will continue to lean even further into this category in 2022 and beyond, for both major moments, such as Christmas, and for what we are calling small-season opportunities, which drive sales through more frequent newness. In addition to Valentine’s Day and Easter, we have expanded our assortment in summer with pools and indoor plants, as well as tailgating supplies and fall cleanup, all in an effort to be seasonally relevant every month of the year. Moreover, these additions help improve our overall space productivity with more consistent sales throughout the year.

Within our key owned brands, Broyhill continues to grow strongly and accounted for approximately $140 million in Q4 sales, up 7% over the same quarter in 2020. Similarly, Real Living continues on its strong trajectory, up over 20% versus Q4 of last year. In 2021, Broyhill drove over $700 million of sales and Real Living drove over $600 million; and both are clearly on their way to becoming established billion dollar brands. These owned brands will be pivotal in 2022 as we navigate through the current inflationary environment, enabling us to deliver great value opportunities at excellent margins. Perhaps most importantly, the quality and value of these brands will provide an exciting trade-down opportunity for new customers to Big Lots, who will quickly join our Rewards program and provide repeat shopping experiences when they discover our great bargains, treasure hunt, and home essentials.

As we introduced last quarter, we have other new initiatives on their way, as well. Our Lots under $5 offering represents a further opportunity to drive higher productivity. We have successfully tested the program, which will sit at the front of our stores and will enhance our value image as well as the treasure hunt factor discussed earlier. The product line will rotate every 2 to 3 months with a mix of $5 and under price points items driving impulse and basket expanding purchases. The product will be a mix of seasonally appropriate items as well as unique treasures and finds at unbeatable value.

Net store growth is another critical area for acceleration in 2022. In 2021, we opened 23 net new stores and these stores are performing ahead of our expectations underscoring our confidence in our growth strategy. And while we have opened great new stores in our urban markets, such as in our backyard of Columbus, OH, we have also opened superbly performing stores in smaller markets such as Hummelstown, PA; Southport, NC; Weirton, WV; and

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Lebanon, MO, which are a mix of single Big Lots store-markets and multiple store markets. These stores are outperforming their plans, specifically in Furniture, proving that we have whitespace opportunity as these customers have been hungry for Big Lots – and we are moving in!

In 2022, we are on target to meet or exceed 50 net new stores. And we expect these stores to be margin accretive driving 10% EBITDA returns. We expect further acceleration of new store opportunities after 2022, and we are seeing a strong deal pipeline to support this.

Turning to ecommerce, we have grown this business profitably and it is now three and a half times 2019, well north of $300 million. We continue to plan for this to be a billion-dollar business with 10 to 15% penetration to the entire business. Our approach to date has been to replicate the friendliness of our in-store interactions online by removing friction points and allowing our customer to purchase where she wants, how she wants, with what tender she wishes, and to have that product fulfilled through the channel that she prefers. Since the initial rollout of BOPIS in 2019, we now provide curbside pickup, ship from store capabilities, and same day delivery via Instacart and PickUp, and we continue to make investments to scale these offerings. We continue to see approximately 65% of our demand fulfilled through these new capabilities.

In the coming year, we will further improve our customers’ experience by adding prompts indicating new and best-selling products, providing more personalized shopping experiences, and improving our product content. Finally, in 2022, we are launching a new Order Management System – or OMS – to further improve the profitability of ecommerce shipments from stores, distribution centers, or direct from vendors.

We will also be redesigning our online cart to improve checkout and ease of use, focused on mobile first. Further enhancing our online experience, we have introduced real-time Apply and Buy Online with the Big Lots Credit Card. Our journey to provide a frictionless checkout experience is bearing fruit. Last Fall we rounded out our mobile payment suite by accepting Paypal and Pay in 4, and have grown our mobile wallet usage to 28% of total transactions, improving our overall conversion. By the way, since launch, a significant percentage of web customers who checked out using Paypal were new to Big Lots, and the customers using PayPal’s Pay in 4 tend to be younger and spend more than our existing customers, further building our customer file and expanding our average basket size.

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While our main focus is on our three core growth drivers, we continue to build our enabling capabilities and infrastructure.

Throughout last year, we provided updates on our supply chain initiatives as we work to modernize and optimize our ability to get our assortment to our customer how, where and when she wants it. Last year we stood up two forward, bulk distribution centers – or FDCs, easing flow through our network in the Southeast and Northeast. In 2022, we will open two new, additional FDCs in the Pacific Northwest and Midwest to further increase efficiency in our network, and empower our legacy regional distribution centers to better focus on the throughput of smaller pick & pack goods.

An additional key enabler for us is making our in-store customer experience consistent and positive across our fleet. To that point, Project Refresh is well underway with over 50 stores refreshed in 2021 and 200 stores on the docket for 2022. Over time, under Project Refresh we will upgrade approximately 800 stores that were not included in the 2017 to 2020 Store of the Future program. This project will create a more consistent consumer experience, better represent the Big Lots brand through imagery and signage in each store, and will harmonize internal processes, as we are currently catering to too many differently formatted or conditioned stores. As we previously disclosed, the average cost of the program is just over $100,000 per store, far below the prior Store of the Future conversions. These stores will benefit from new exterior signage, interior repainting and floor repair, a new vestibule experience, remodeled bathrooms and interior wall graphics.

Brand activation is critical to our Operation North Star journey and we are thrilled with the continued expansion of our “Be a BIGionaire” brand campaign that started last Spring. As a reminder, this campaign is grounded in extensive customer insights around why customers love to shop us. She sees us as the ‘home of the hunt’ – for exceptional bargains and surprising treasures. Our customer is so savvy, she loves to express herself, and we frankly didn’t think there was a word in the English language that would suffice. She feels like a million bucks when she’s hunting for the best deals at her neighborhood Big Lots. And we are laser-focused on continuing to delight her every day – in stores and online.

As we closed fourth quarter with our Holiday BIGionaire campaign featuring Eric Stonestreet and Molly Shannon, we received excellent feedback that the ads are attention-grabbing, likeable, and driving intention to shop – in fact, scores were higher than even our launch spots earlier in the year. And our brand awareness for Q4 was at an all-time high.

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As we have shifted to 2022, we hope you saw our President’s Day ads featuring Eric Stonestreet. They were entertaining and highly productive as they perfectly conveyed the exciting values that we can provide to our customer. We are very proud of that holiday weekend’s performance during which we drove double digit comp growth over the comparable holiday weekend in 2019!

The BIGionaire campaign continues to resonate well and, with our growing Rewards program, provides increasing brand awareness, consideration and purchasing from a loyal community of bargain hunters and treasure seekers. This community, our active Rewards members, now stands at close to 22 million members strong and growing!

As I hope you can tell, we have deep confidence in Operation North Star and in our ability to achieve our goals. We are correctly prioritizing our initiatives by investing in growth while simultaneously shoring up our foundations. This discipline and these strategies will deliver our long-term financial goals as we scale over the coming years to delivering sales of $8 to $10 billion, expanding our operating margins to 6-to-8% and driving returns on invested capital well in excess of our cost of capital. Throughout this evolution, we will continue our track record of excellent access to liquidity, consistently strong free cash flow generation and capital return. Since 2016, we have returned over $1 billion to our shareholders and expect to continue capital return going forward.

Thus far, I have discussed our initiatives, our systems, our networks, but I have not talked about our people in the depth that they deserve. What gives us the greatest confidence in our ability to scale this business over the coming years and to achieve the financial goals as referenced in our January Investor Presentation is the team that we have built in the past three years – new, enhanced and strengthened teams in every core function, as well as new growth areas such as apparel. This is a team that is focused, collaborative and fully aligned around our mission to help her Live Big and Save Lots! And, recently, we returned to the office and found that we are EVEN STRONGER when we are together. With this team, I am confident we will achieve our goals and become the best destination home discount store.

Before turning to an in-depth review of the numbers, I do want to quickly discuss how our fourth quarter of 2021 ended and how we have started 2022. After clearly performing very well during Holiday, with +9% two-year comps, our fourth quarter ended below our guided sales range, driven by more inclement than expected weather in January, the spike in Omicron’s effect on traffic, and some inventory challenges. On a two-year basis, Q4 comparable sales increased 5.4%, while declining 2.3% to 2020. This represented a sequential deceleration

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in two-year comps that was greater than anticipated, driven entirely by our performance in January. Total sales in Q4 increased approximately 8% versus 2019, with 230 basis points of favorability from our net new and relocated stores. Given that stimulus and other macro-traffic drivers have subsided a factors in our results, these two-year sales growth statistics are an appropriate measure of the impact of our Operation North Star strategies. So, while we are disappointed with how January actualized, this underscores prior comments on where we are going and provides proof of our momentum.

Sales for the quarter again benefited from growth in basket, driven by AUR expansion across each category. We did see a drop off in our Furniture trend during the quarter driven by inventory availability as we worked to overcome supply chain sluggishness in the back half of the year. The Fall shutdowns in Vietnam and supply chain shortages with domestic upholstery hurt sales, but we were able to partially offset these pressures with some opportunistic buys in Furniture. On a positive note, because of the work that we have done internally and with our partners, we are now in the best inventory position in Broyhill upholstery and Mattresses in the past year and a half. In fact, despite continued supply chain disruptions, we were able to end the quarter well-positioned in inventory for the start of 2022. With the subsiding of winter weather and the Omicron variant, and improving in-stock levels, we are regaining traction.

In Seasonal, we had a strong November and December through Holiday but a softer January given some similar inventory delays. Again, we expect to be in a progressively better position as we move through Q1.

Our adjusted earnings per share for the quarter of $1.75 was below both our initial and updated guidance ranges. As we will discuss shortly, our adverse January shrink results at the end of the quarter drove approximately a 30-cent per share reduction in our earnings as we began our annual cycle of physical inventories. We have strategies in place to fix this issue going forward which should provide some margin tailwind toward the end of 2022.

After a difficult January, we are more pleased with the start we have made to 2022, with trends improving in February despite more weather issues and a slow-ish start to tax refund season. As I mentioned earlier, we have worked with our global supply chain partners to ensure improved product availability entering the quarter, and this continues to get better every day. This is especially important as we left sales on the table in each of the past two Februarys given beginning of the year inventory levels.

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That completes Bruce’s prepared remarks and I will now continue with my prepared commentary on our financial performance.

While 2021 ended with a challenging month, it is important to reiterate that it was still the second-best year in the company’s history, measured both by sales and adjusted EPS. I would like to thank our associates across the company who made that happen.

We missed our fourth quarter guidance driven by transitory issues; namely traffic that was affected by weather and omicron rates in January, and adverse shrink results from our latest physical inventories. We have seen traffic improve in February, and we are already implementing strategies that should turn our 2021 shrink impacts into potential late-2022 tailwinds.

A summary of our financial results for the fourth quarter can be found on page 6 of our Quarterly Results presentation.

Q4 net sales were $1.732 billion, a 0.3% decrease compared to $1.738 billion a year ago, but up 7.8% to the fourth quarter of 2019. The decline vs 2020 was driven by a comparable sales decrease of 2.3%, below our original guidance of slightly positive. This miss was driven by January performance. Our two-year comps were 5.4%, buoyed by the Holiday period with November at 10% and December at 8% followed by January down 4%.

Our fourth quarter adjusted net income was $53.6 million, compared to $98.0 million of net income in Q4 of 2020, and $93.8 million in 2019. Adjusted diluted EPS for the quarter was $1.75. As a reminder, we reported diluted EPS of $2.59 last year.

The gross margin rate for the quarter was 37.3%, down approximately 210 basis points from last year’s rate and 220 basis points below 2019, underperforming our guidance, driven by shrink and freight headwinds. Versus our guidance at the beginning of quarter, shrink drove approximately 80 bps of gross margin rate erosion for the quarter. We typically begin our annual physical inventory cycle in early January and, by the end of the month, we have completed enough inventories to extrapolate results across the chain. This year, those results showed a significant spike in our shrink rate, which is in part attributable to the well documented industry-wide retail crime epidemic. Our shrink results were notably worse in California than in the rest of the country. As we have analyzed these results over the past few weeks, we are confident that steps we are already taking will enable us to bring the rate down in 2022. For example, we will be completing needle-tagging for apparel, where we saw a high shrink rate in 2022. Additionally, we will be accelerating the rollout of shopping cart wheel

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locking systems in our higher shrink stores during the course of the year, and significantly enhancing in-store training and incentives around shrink mitigation. Last, we have already addressed a point of sale technology issue that contributed to our 2021 shrink.

Turning to SG&A, total adjusted expenses for the quarter, including depreciation, were $574 million, up from $554 million last year. This was slightly better than our expectations coming into the quarter. The increase to last year was driven by incremental investments in labor and in our forward distribution centers, partially offset by lower bonus expense.

Adjusted operating margin for the quarter was 4.2%, compared 7.5% in 2020 and 7.8% in 2019.

Interest expense for the quarter was $2.1 million, down from $2.6 million in the fourth quarter last year, and $3.2 million in Q4 2019.

The adjusted income tax rate in the fourth quarter was 24.1% compared to last year’s rate of 24.6%, with the rate change primarily driven by prior year tax return true-ups, audit settlements and employment credits, partially offset by disallowed executive compensation and deferred tax adjustments.

Total ending inventory was up 32% to last year at $1.238 billion and up 34% to 2019, ahead of our beginning of quarter guidance due to higher in-transit inventory, particularly Seasonal. The increase versus prior years includes a significant unit cost component.

During the fourth quarter, we opened 16 new stores and closed 9 stores. We ended Q4 with 1,431 stores and total selling square footage of 32.7 million.

Capital expenditures for the quarter were $38 million, compared to $32 million last year. Depreciation expense in the fourth quarter was $37 million, up $4 million to the same period last year. On a full year basis, capital expenditures were $161 million.

We ended the fourth quarter with $54 million of Cash and Cash Equivalents, and $4 million borrowed on our revolving credit facility. As a reminder, at the end of Q4 2020, we had $560 million of Cash and Cash Equivalents, and $36 million of long-term debt. The year over year reduction in cash levels reflects our deployment of proceeds from the sale and leaseback of our distribution centers towards share repurchases, and our increased investment in inventory.

In total, we returned approximately $460 million to our shareholders during 2021 through our quarterly dividend and share repurchase program. During the quarter, we repurchased 2.1

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million shares for $90.6 million at an average cost per share of $43.90. We have $159 million remaining outstanding under our December 2021 $250 million authorization.

On a full year basis, we had sales of $6.151 billion, which was down 2.5% on a comparable basis to 2020 but up 13.2% on a comparable, two-year basis to 2019. Versus 2020, total sales were down just under 1% with 170 basis points of growth driven by new and recently relocated stores. On a two year basis, we had 230 basis points of noncomparable growth from similar real estate impacts.

Our full year adjusted operating margin of 4.0% was down 240 basis points to last year, but up 10 basis point to 2019. Adjusted operating income of $244.8 million was down to 2020’s $397.5 million, but up almost 18% to 2019’s operating income of $207.9 million, or approximately 50% after adjusting for the incremental sale/leaseback expense we took on in 2020.

Our 2021 adjusted earnings per share of $5.44 was second highest in the company’s history only to 2020. In 2020, our adjusted EPS was $7.35. The adjusted 2021 EPS was up 48% to 2019’s adjusted EPS of $3.67.

We announced today that our Board of Directors declared a quarterly cash dividend for the fourth quarter of fiscal 2021, of $0.30 per common share. This dividend is payable on April 1, 2022 to shareholders of record as of the close of business on March 18, 2022.

Turning to guidance, for the first quarter of fiscal 2022 the company expects to report diluted earnings per share in the range of $1.10 to $1.20, compared to $2.62 of earnings per diluted share for the first quarter of 2021 and $0.92 of adjusted earnings in Q1 2019. This earnings per share guidance does not include the impact of any future share repurchase activity. Excluding the impact of additional potential share repurchases, our guidance reflects a diluted share count of approximately 29.3 million shares for Q1.

This outlook reflects a comparable sales increase of approximately 10% to the first quarter of 2019, which equates to a low-double-digit decline in comparable sales versus the first quarter of 2021, as the company laps the impact of stimulus, which we estimate will provide 12 points of comp drag versus last year in Q1 and 5 points of comp drag on a full-year basis. In Q1, we expect to see roughly 130 basis points of growth from net new and relocated stores.

The outlook further reflects a decrease in the gross margin rate of approximately 50 basis points compared to the first quarter of last year, and a slight increase in expense dollars

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compared to the first quarter of last year. The decrease in the gross margin rate is primarily due to freight costs, which are above prior expectations, and a higher shrink accrual rate as a result of January physical inventory results. The increase in expense dollars is primarily driven by incremental supply chain expenses, inflationary wage impacts, and new store-related expenses, partially offset by the variable expense impact of lower sales and lower bonus and equity compensation expense.

With regard to the full year, the company is targeting both comparable sales and gross margin rate to be approximately flat to the prior year, with operating expenses deleveraging modestly due to inflationary impacts and growth-related investments. Given greater than usual uncertainty resulting from supply chain disruption and inflation, at this point the company is not providing formal full year guidance.

We expect inventory to end Q1 up in the mid-20 percentage range to 2019 including, again, a significant intransit component, which may fluctuate as we get close to quarter end. This reflects strong progress in rebuilding our inventories to support Lawn & Garden and Summer sales, and improved in-stock positions in key furniture items.

We expect 2022 capital expenditures to be between $210 million and $230 million, including around 70 store openings, of which under 10 will be relocations. Our capital projection includes approximately 200 Project Refresh stores in 2022. On a net basis, we expect total store count to grow by about 50 stores in 2022.

To reiterate Bruce’s prepared comments, despite near-term challenges and uncertainty, we have great confidence in our long-term sales and margin growth opportunity. We believe that a low-single-digit sustained comp is realistic once we are clear of the stimulus and supply chain impacts of the past two years, and that it will be augmented by consistent store count growth. All of this will enable us to leverage our model and deliver strong margin rate improvement, providing outstanding overall returns. We are committed to achieving these results and confident we can deliver.

I’ll now turn the call back over to our Moderator so that we can begin to answer your questions. Thank you.

Operator
Thank you. We will now be conducting a question-and-answer session. If you'd like to be placed into the question queue, please press *1 on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove

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your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing the * keys. Once again, it is *1 to be placed into the question queue at this time. One moment while we poll for questions.

Our first question today is coming from the line of Greg Badashkanian with Wolfe Research. Please proceed with your question.

Spencer Hanus
Good morning, this is Spencer Hanus on for Greg. Can you just talk about the improved sales momentum in February following the mixed results in January, and how that's impacted your inventory planning for the year, as well as your just overall thoughts on the underlying demand from your consumer?

Jonathan Ramsden
Yeah. Good morning, Spencer. I'll be happy to jump in on that, and maybe Jack may want to add a couple comments. So, yes, as we've called out, we've seen an improvement in February. I think at this point, probably the way to look at it is on a two-year comp. So as we called out in the fourth quarter, two-year comps ran pretty strongly in November and December, then swung negative in January.

For February on a two-year comp basis, we were ahead of the Q4 trend, so certainly a significant recovery from the negative 4 we had in January on a two-year comp basis. So we are encouraged by the and that, by the way, is despite the fact that tax refunds have been a little bit slow, and the fact that we are still getting some of our Seasonal inventory in particular processed through the supply chain. So we feel good about the start to the fourth -- to the first quarter in that context.

In terms of full-year inventory planning, we are going to be -- we are planning to be relatively heavier on Seasonal and Furniture. You know, a lot of that inventory has a long shelf life, and we want to make sure we have the inventory to sell. We're seeing great traction on Broyhill. We're seeing great traction on Seasonal. And again, we want to make sure we have the inventory.

There is also a component playing into that, of course, of average unit costs being significantly higher, which is taking our inventory levels up to some degree. But overall as we think about inventory, we're planning higher in Furniture and Seasonal, adjusting for those impacts. Most of our other categories, the lead time to react is significantly shorter, so we have more flexibility

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there. But obviously, we're watching the trends very closely. You know, we meet on a regular basis internally to plan that out. We feel we have the appropriate level of flexibility in those plans going forward to deal with a range of different sales scenarios.

Anything to add, Jack?

Jack Pestello
No, I think you answered it well, Jonathan. The only -- I guess, yes, I would add one piece that part of the inventory planning is also just getting back in stock. And as you mentioned, Broyhill, Real Living, getting back in stock, and then catching up with the Seasonal inventory that has been delayed adds to the February sales.

Spencer Hanus
Got it, that's helpful. And then how much of the 1Q estimated dollar growth is driven by structural changes in costs or just some of these more transitory issues like freight? And then you called out the 50 basis point headwind in gross margins in 1Q but flat for the year. So what drives the improvement as you move through 2022? Is it just eliminating some of this shrink that you guys have seen?

Jonathan Ramsden
Yeah. So certainly on the last point, Spencer, we now have to accrue at the higher rate that we saw at the end of Q4 until our next round of physical inventories demonstrate that we brought it down. And we're obviously -- we don't want to wait all the way until January of next year to learn that, so we're going to be implementing some steps along the way to get a better read on that.

And that should enable us, hopefully, to bring the accrual rate down as we go through the year, but that in Q1 will be accruing at the higher rate. And then I guess, you know, other than that there were some mix impacts in there that play out over the course of the year.

From a freight standpoint, we don't -- it certainly got worse from what we thought in December. We think we have that pretty well baked in now for the full year, but it's really then just more about the quarterly cadence and kind of what we're up against year-over-year. But all of those effects are baked in, including the much higher freight to what we're seeing and the shrink rate cadence we expect to see over the course of the year.

Spencer Hanus

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Great, thank you. And sending our best to Bruce and his family.

Jonathan Ramsden
Thank you, Spencer.

Operator
Thank you. Our next question is from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your question.

Joe Feldman
Hey guys, good morning and thanks for taking the question. Wanted to ask you about the inventory again and kind of the shrink situation. Can you explain again what happened? Like I guess I'm wondering how it got out of whack. And if I heard you guys correctly, it sounded like you're implementing maybe a new inventory system to monitor the inventory better. And just had a few more questions kind of about what happened; like why apparel, you know, was heavy? Why was the West Coast more of a problem, all those kinds of things? Thanks, Jonathan.

Jonathan Ramsden
Yeah, Joe, let me try to break that down a bit. So yeah, so our annual physical inventory cycle starts in January and runs through the summer, and then there's kind of a pause before we start the next year's cycle, although we did do some inventory work as late as September, and it didn't really demonstrate the significant spike we saw when we started to take our full annual physical inventories in January.

So the things that we think are playing into it, clearly in California there's a major crime epidemic going on. Enforcement of penalties for shoplifting have been largely kind of abandoned there, and certainly you've heard of other retailers essentially even closing stores because they can't operate them viably. So we saw California spike pretty significantly. And relative to what we were seeing as late as June or July in our last round of physical inventories, there was a significant step-up there.

Obviously, as AURs have gone up, the value of what's being stolen has also gone up with that, and there's also a mix component in there. We saw a significantly -- a very high shrink rate in apparel, particularly among more expensive items, and that's one of the things that we are already well on our way to addressing. We would have addressed it earlier, but it took us a while to get all the needle tags through, given the well-documented supply chain constraints

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that even affected things like that. But that is now or will very soon be completed, so we'll have needle tagging on all of our apparel items.

And then we saw lots of instances of these push-outs where people just come into stores and sort of with impunity attempt to walk out of the store with stolen merchandise. We've rolled out the wheel locking systems in a number of stores, which has essentially prevented the carts from being pushed out, and we're going to be accelerating that now, in light of what we're seeing.

We're also doubling down on retraining our store teams to mitigate shrink and modifying how we incent our store level and asset protection field teams, in terms of managing shrink. So we think we've got a strong battery of things we're doing to respond to it, but the underlying causes would be general across retail, increases in shrink, and well-documented crime issues, particularly in California. But also some issues that are a little more specific to us, in terms of our product mix evolution, including towards apparel.

And then we did have an issue which we think contributed a little bit related to a point of sale issue that got fixed in -- that we have now fixed, that probably contributed to some of the shrink in Q4. So we feel good about all the things we're doing but it's a combination of I would say external factors and some things that are more specific to us. But either way we're confident we're going to be able to address them going forward.

Joe Feldman
Got it. That's helpful, thank you. Yeah, cause at first I thought you -- cause there was a system issue. But no, it sounds like it's much more external than that. The other maybe follow up question but I know you'd said that freight and supply chain pressure may be a little bit worse and you've taken that into account at this point. How should we think about it as the balance of the year goes though? Should it, like, as we lap it in the second quarter does it get better or are you assuming it'll still be at a higher rate than even last year for the second half?

Jonathan Ramsden
Yeah, Joe. So what we're seeing is the contracted rate - we're in our annual negotiation cycle now and, typically gets wrapped up in May, and what we're seeing is those contractual rates are well above where they've been historically and that's obviously not unique to us. And we typically are obviously looking to push most of our needs through those contracted rates. And those rates are just coming in much higher than I think we or probably most others anticipated.

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So those rates will be in effect for most of 2022 until the next round of negotiations takes place. And then there's always obviously the spot market where you typically buy in some capacity.

So we have that baked in. We don't necessarily expect it to get worse but we also don't necessarily expect it to get better during 2022.

Joe Feldman
Got it. Okay, that's helpful. Thanks and good luck and wish Bruce our best. Thanks.

Jonathan Ramsden
Will do. Thank you, Joe.

Operator
The next question comes from the line of Brad Thomas with KeyBanc. Please proceed with your questions.

Andrew Efimoff
Hi, good morning. This is Andrew on for Brad. Thanks for taking our questions and of course I'd like to add my best wishes to Bruce and his family as well. First question I wanted to go over was your closeout strategy. I just wondered if you could provide an update on that and specifically what percentage of sales are closeouts currently tracking. And what are you seeing from an availability standpoint for closeout deals?

Jack Pestello
Yeah, thanks Andrew. It's Jack. I'll take that one. So we have talked about, you know, creating that limited time deal treasure hunt, so -- which closeouts is part of buying. And historically we've said we've been about 55% never outs in the store and the other 45% that Seasonal trend limited time deals. And close outs is part of that.

We continue to face challenges finding close outs in food and consumables area, but quite honestly we're finding really good closeout deals, really good limited time buys in food and -- sorry, in soft home and in hard home. We've expanded that into some opportunistic buys in Furniture and we even actively looked at some deals on lower supplies -- slow serving product that came through -- sorry, slow delivery product that came through with the Seasonal.

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So overall we -- it's becoming a bigger part of our business, our customers are responding well, we're getting access to good brands, and we're going to continue to push that part of our business.

Andrew Efimoff
Got it. Thank you. And I wanted to shift towards the -- your Furniture category and what you're seeing there. I know that you've done a great job at utilizing the Broyhill brand and bringing in new products. But from a broader industry perspective we've heard that trends have seen some weakness more recently. Was wondering if you could talk about some of the demand trends you are seeing in your Furniture category, especially now that we're in, you know, the first quarter and we've lapped that January stimulus. And then how you expect this category to evolve for you in the quarters ahead.

Jack Pestello
Yeah I'll jump in and Jonathan if you want to add anything to it. So we saw really strong Furniture sales across the business in the fall. Into the fourth quarter we really constrained ourselves with not being able to get some of the inventory, specifically the Broyhill product. The Broyhill product is respond -- the customer's responding really well to it. And so then what we're seeing is we build back our Broyhill inventories, we started to get better through the end of the quarter and at the same time Omicron hit, people weren't getting out to stores, the weather hit, and we had some outside factors that kind of slowed things down.

In February we've seen where it's picked back up. We're confident that we're getting the right product, we're getting back in stock in Broyhill and we're getting new styles and different versions. So this Furniture team and -- is getting some great product and we're feeling really good about where it's going. From a customer traffic point of view obviously with inflationary pressures people are deciding where they are spending money and our view will be that we'll have a good offer and continue to go after market share.

Anything you want to add, Jonathan?

Jonathan Ramsden
Nope. I think you covered it, Jack.

Andrew Efimoff
Understood. Thank you. That's all for me.

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Jonathan Ramsden
Great. Thanks for the questions, Andrew.

Operator
Our next question is from the line of Karen Short with Barclay's. Please proceed with your questions.

Zeyn Burak
Hi, this is Zeyn Burak on for Karen Short. I have two questions. So your preliminary 2022 outlook called for positive comps which I think you called out on the Q3 call. What are some of the factors over the past few months that you've seen that are driving that outlook lower? And if you can maybe comment on your expectations around the cadence of sales in Q1 given you'll be lapping the big March stimulus. So where are you running now versus your expectations through the remainder of the quarter? And I have a follow up.

Jonathan Ramsden
Hey, Zeyn. So let me take a pass at that. So what we said on the December earnings call was that we expected positive overall sales growth in 2022 and we expected to get at least a couple of percentage points of growth from net new stores. So the implication was better than a down two negative comp. So what we're talking about today is that we're targeting a flat comp, so we think that is consistent with what we said back in December.

So again, it's the distinction between total sales and comp sales, but that was what we said back in December. And clearly the implication of what we're saying today is that we're going to have top line growth with a flat comp and net new stores adding on top of that to create growth overall. Sorry. And then the second part of your question was about the cadence, I think, within the first quarter. And obviously it's really complicated because of some of the references you're alluding to.

February was a pretty clean comparison because that was pre-COVID two years ago so we really hadn't seen any impact of stimulus or anything else, so that's why we think that two year comp in February which accelerated ahead of where we were in Q4 is meaningful. And that was despite the fact, again, that we saw some slower tax refunds and still had some inventory headwinds particularly in Seasonal, to a lesser degree in Furniture, although they're getting better as Jack spoke to.

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So as we look out through the balance of the quarter when we hit March on a one year basis we're up against the American Rescue Plan Act stimulus of last year, and then that hit very hard in March and was still there in April although had a less significant impact. But what we're saying there as we said in the prepared remarks is that there was a 12 comp point impact of stimulus positively in 2021 that we're lapping. So when we talk about being down 10 in Q1 of this year in total, if you adjusted out the stimulus impact of that that would imply up around two on an underlying basis in 2022. And that is consistent with what we think we're seeing in the business today.

Although I would certainly agree that as implied in your question there's a lot of complexity and a lot of moving parts in it. But that's how we're looking at it.

Zeyn Burak
Thank you for the clarification. That's very helpful. And can you all talk a little bit about your expectations around traffic and ticket and AUR and UPTs within ticketing in 2022?

Jonathan Ramsden
Yeah, I'll be happy to kick off that, Jack, and then if there's anything you want to add. Generally speaking what we're seeing is that we've been driving sales through higher basket, higher AUR, including mix-shift, and that traffic has been relatively challenging. However when our traffic -- when you look at us compared to general bricks and mortar retail traffic and you normalize for stimulus and our traffic is actually pretty reasonable.

The other key consideration for us is the mix of our business is shifting over time away from higher frequency items towards higher ticket items which are not inherently shopped as frequently. So we would expect to some degree that trend to continue of basket offsetting traffic challenges and basket certainly driving most of our comp growth on a forward looking basis over the coming years.

Jack, anything to add on that?

Jack Pestello
Yeah. And thanks for the question, Zeyn. So one of the things we're really excited about is the way we're pricing and using some pricing models and making it more of a muscle in the business. And so as we manage our AURs we're being much more thoughtful about the way we're protecting opening price points, ensuring that we've got some where customer come in. But also making sure that as we get the right flowthroughs we stay competitive in the

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marketplace. And so we'll see some inflationary pressures on AUR and it going up. But we're getting much more structured and sophisticated in the way we're thinking about that from a customer's lens across the whole store.

So -- and the early results are positive for us both in a sales point of view and a margin point of view.

Zeyn Burak
Thanks. Actually if I can ask one more why is there a limited outlook on FY ‘22, especially given your confidence on long term sales and margins?

Jonathan Ramsden
Yeah, Zeyn -- well I think we've given some pretty good guardrails for 2022. I think we – there is uncertainty about how the consumers going to behave over the coming quarters, how quickly the supply chain will get back to normal. And that's -- while we think we kind of have the freight piece of it relatively well covered, there’s still uncertainty about is that normalized? How does that affect inventory levels? So there are still some I think more than typical uncertainties. How does the consumer react to inflation more generally whether specific to our product or the general environment. Obviously geopolitical uncertainty today.

So all those things put us in a position where we think we’re in somewhat sort of uncharted sort of territory, and we just think it's appropriate to be a little bit more cautious. We do hope to resume giving full year guidance fairly soon. But at this point in the cycle we felt giving Q1 guidance and then some higher level guardrails for the full year was the most appropriate path to take.

Zeyn Burak
Understood. Thank you very much. Best wishes to Bruce and best of luck this quarter.

Jonathan Ramsden
Thank you, Zeyn.

Jack Pestello
Thanks, Zeyn.

Operator

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Our final question today comes from the like of Jason Haas with Bank of America. Please proceed with your questions.

Jason Haas
Hey. Good morning and thanks for taking my question. So the first is just on we've heard a lot about the lower income customer getting into a worse financial position after the role of stimulus and government support programs. So I'm curious just with that kind of out there as something going on in the macro environment if you're seeing any evidence of that in the business? Maybe that customer's trading down from, like, best products to good products? Or I don't know to what extent at all you expect to see or you're starting to see a customer trade down that maybe wasn't shopping at Big Lots before is now starting to or if you expect that at all. So just kinda curious if you're seeing any of that in the business at all.

Jonathan Ramsden
Yeah. I guess I would say, Jason, that we think of our underlying business in terms of being strong. We know there were some specific factors that hurt us in January, some external, some internal, in terms of inventory availability. But bracketing all that we think our underlying business is strong. And I would say at this point we haven't seen clearly yet, at least, and we're certainly looking very closely at it. But we haven't seen those factors playing out.

Jack, anything to add on this?

Jack Pestello
Yeah, thanks for the question Jason. And I would add, if you think about -- and Bruce talked about this with our private brands. You know, we've got done over $700 million in Broyhill. Real Living is fast growing, over $600 million. Those are both on their way to being billion dollar brands for us. And so as the customer makes different choices in categories, we're really well positioned to have both a Broyhill price offer and a Real Living kind of middle to opening price point offer.

And we're seeing that great success across the business from categories.

Jason Haas
Got it. That's helpful. And then maybe for Jonathan on the gross margin improvements through the year, it sounds like you're hopeful to do some more inventory counts and improve the shrink issue. Curious if you could talk about the other drivers there in terms of freight, or sorry,

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the other expectations there in terms of freight. You know, what the expectation would be for the shrink just to get to your gross margin outlook.

Jonathan Ramsden
Yeah, so the freight, again Jason is a bigger headwind than we thought three months ago. There's, the contractual rates are coming in fairly significantly higher than we thought and we're able to pass some of that through. But not all of it so that's been an incremental headwind.

And as you recall on the last call in December we said we expected gross margin rate to be up in 22. We're now guiding to flat, and that reflects building in some incremental freight pressure and some incremental shrink expense. Although again we do expect to show some improvement in shrink later in the year, not all the way back to probably 2020 levels this year but certainly make significant progress on that.

Jason Haas
Got it. Thank you that -- that's helpful.

Operator
Thank you. We have reached the end of our question and answer session. I'll now turn the call back to Jonathan Ramsden for some closing comments.

Jonathan Ramsden
So thank you everyone for joining us on today's call. Once again our thoughts are with Bruce and his family, but I can certainly say that Bruce and all of us are excited to update you on our progress on the next quarterly call and at investor events we'll be holding in the meantime. And continue to reaffirm our confidence that our strategies are putting us on the right track and, again, look forward to having the opportunity to share more with you in coming calls.

Thank you for joining us today.

Operator
Ladies and gentlemen that does conclude today's teleconference and webcast. A replay of this call will be available to you by 12 noon eastern time this afternoon, March third. The replay will end at 11:59 p.m. eastern time on Friday, March 18th. You can access the replay by dialing toll free 877 660 6853 and enter replay confirmation 13727152 followed by the pound sign. The toll

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number is 1 201 612 7415, replay confirmation 13727152 followed by the pound sign. You may now disconnect and have a great day. We thank you for your participation.

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